Exhibit 10.30
UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.:
)
)
AnchorBank, fsb	)	Effective Date:
)
Madison, Wisconsin	)
OTS Docket No. 04474)
)
ORDER TO CEASE AND DESIST
     WHEREAS, AnchorBank, fsb, Madison, Wisconsin, OTS Docket No. 04474 (Association), by and through its Board of Directors (Board) has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Stipulation); and
     WHEREAS, the Association, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 USC § 1818(b); and
     WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Central Region (Regional Director), is authorized to issue Orders to Cease and Desist where a savings association has consented to the issuance of an order.
     NOW, THEREFORE, IT IS ORDERED that:
1.	The Association and its directors, officers, and employees shall cease and desist from any action (alone or with others) for or toward causing, bringing about, participating in or counseling all unsafe or unsound practices that resulted in the Association operating at a loss, with a large volume of adversely classified assets, and with an inadequate level of capital for the kind and quality of assets held.
Capital
2.	(a) No later than September 30, 2009, the Association shall achieve and maintain: (i) a Tier 1 (Core) Capital Ratio of at least seven percent (7%) and (ii) a Total Risk-Based Capital Ratio of at least eleven percent (11%) after the funding of an adequate Allowance for Loan and Lease Losses (ALLL).
(b) No later than December 31, 2009, the Association shall achieve and maintain: (i) a Tier 1 (Core) Capital Ratio of at least eight percent (8%) and (ii) a Total Risk-Based Capital Ratio of at least twelve percent (12%) after the funding of an adequate ALLL.
(c) Effective immediately, the Board shall review the Association’s capital levels at each regular monthly Board meeting and ensure that the Association continually assesses the sufficiency of the Association’s capital levels relative to its risk profile, including but not limited to, such risks as: classified asset levels, nonaccrual loans, and core earnings. The trends in such risks shall also be reviewed and monitored by the Board. The Board’s review of capital adequacy and any actions to be taken to ensure that adequate capital levels are maintained shall be fully detailed in the Board meeting minutes.
3.	(a) Within sixty (60) days, the Board shall adopt and submit to the Regional Director for review and comment a written contingency plan that will be implemented by the Association in the event the Association falls below adequately capitalized as defined in 12 CFR § 565.4(b)(2) (Contingency Plan). At a minimum, the Contingency Plan shall detail the actions to be taken within specific time frames to achieve one of the following results: (i) merger with or acquisition by another federally insured institution or holding company thereof; (ii) voluntary liquidation by, among other things, filing the appropriate applications with OTS in conformity with federal laws and regulations; or (iii) recapitalization acceptable to the Regional Director.
(b) Within twenty (20) days of receipt of comments from the Regional Director regarding the Contingency Plan, the Board shall incorporate any comments by the Regional Director and shall adopt the revised Contingency Plan. The Association shall provide a copy of the final adopted Contingency Plan to the Regional Director within five (5) days of Board approval.
(c) The Contingency Plan shall be implemented immediately if the Association falls below adequately capitalized or upon notification by the Regional Director of the requirement to implement the Contingency Plan. Once implemented, the Association shall submit to the Regional Director written status reports detailing the Association’s actions taken and progress in implementing the Contingency Plan no later than the 1st and 15th days of each month.
Allowance for Loan & Lease Losses
4.	(a) Within thirty (30) days, the Association shall achieve and maintain through charges to current operating income, an adequate ALLL. In determining the adequacy of the ALLL, the Board shall review, at a minimum, the guidance contained in OTS CEO Letter 250, dated December 13, 2006, Interagency Policy Statement on the Allowance for Loan and Lease Losses and Frequently Asked Questions.
(b) Prior to the submission of any Thrift Financial Report (TFR) by the Association, the Board shall review the adequacy of the ALLL. The minutes of the Board meetings at which each ALLL review is undertaken shall indicate the substance of the review, the basis for the amount of the ALLL, and the amount of any adjustment to the ALLL.
Asset Quality
5.	(a) Within sixty (60) days, the Board shall adopt and submit to the Regional Director for review and comment a detailed, written plan with specific strategies and timeframes to reduce the level of classified assets and delinquent loans (Problem Asset Plan). The Association’s classified asset and delinquent loan balances shall include loans in process and unused portions of lines of credit. The Problem Asset Plan shall contain a schedule of quarterly reduction targets approved by the Board for reducing the level of adversely classified assets and delinquent loans at the Association.
(b) Within twenty (20) days of receipt of comments from the Regional Director regarding the Problem Asset Plan, the Board shall incorporate any comments by the Regional Director and shall adopt and implement the revised Problem Asset Plan. The Association shall provide a copy of the final adopted Problem Asset Plan to the Regional Director within five (5) days of Board approval.
(c) On a quarterly basis, beginning with the quarter ending September 30, 2009, the Board shall review the Association’s compliance with the final adopted Problem Asset Plan. The Board shall compare scheduled reduction targets of classified assets and delinquent loans to actual results. Additionally, as part of the variance analysis required pursuant to this subparagraph, the Board shall determine whether any material deviations exist between the scheduled reduction targets and actual results. The Board shall prepare a written report describing any material deviations between the projections and actual results (Quarterly Problem Assets Variance Report). The Board’s review shall be fully detailed in the Board meeting minutes.

(d) Within thirty (30) days of the close of each quarter beginning with the quarter ending September 30, 2009, the Board shall provide the Regional Director with a copy of the Quarterly Problem Assets Variance Report required by this paragraph, including a copy of the Board meeting minutes at which such report was discussed and any supporting documents, reports or other information reviewed by the Board at the meeting.
6.	(a) Effective immediately, the Association shall not extend, directly or indirectly, without prior written Regional Director non-objection any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Association that has been charged off or classified, in whole or in part “Loss” and is uncollected. The requirements of this paragraph shall not prohibit the Association from renewing (after collection in cash of interest due from the borrower) any credit already extended to any borrower. The Association’s expenses incurred in connection with its real estate owned (REO), including in-substance foreclosures, are not covered by this Paragraph.
(b) Effective immediately, the Association shall not make any further extensions of credit, directly or indirectly, to any borrower whose loans are adversely classified “Substandard” unless the Association’s failure to extend further credit to a particular borrower would be detrimental to the best interests of the Association. Prior to extending additional credit pursuant to this subparagraph, whether in the form of a renewal, extension, or further advance of funds, such additional credit shall be approved by the Board or a designated committee thereof, who shall certify in writing:
i.	Why the failure of the Association to extend such credit would be detrimental to the best interests of the Association;

ii.	The extension of additional credit would improve the Association’s position, including an explanatory statement of how the Association’s position would improve;

iii.	An appropriate workout plan has been developed and will be implemented in conjunction with the additional credit to be extended; and

iv.	The signed certification shall be made a part of the minutes of the meeting of the Board or designated committee with a copy retained in the borrower’s credit file.
7.	(a) Within thirty (30) days, the Board shall adopt revisions to the following procedures of the Association and submit such revisions to the Regional Director for review and comment:
i.	internal asset classification procedures required by 12 CFR § 560.160 to address the concerns raised in the ROE;

ii.	loan monitoring procedures to address the concerns raised in the ROE, including the need for updated and accurate borrower financial information; and

iii.	real estate owned (REO) appraisal procedures to address the requirements of 12 CFR § 560.172.
(b) Within twenty (20) days of receipt of comments from the Regional Director regarding the revised procedures submitted, the Board shall incorporate any comments by the Regional Director and shall adopt and implement the revised procedures. The Association shall provide a copy of the final adopted procedures to the Regional Director within five (5) days of Board approval.

Business Plan
8.	(a) By July 31, 2009, the Board shall revise and submit to the Regional Director for review and comment its current three-year business plan (Revised Business Plan), to include the requirements contained within this Order and the comments contained within the ROE, as well as ensuring, at a minimum, inclusion of the following:
i.	Defined strategies for capital enhancement commensurate with the capital maintenance requirement of paragraph 2 above; and

ii.	Emphasis on reducing classified assets and maintaining an adequate ALLL.
(b) Within thirty (30) days of receiving the Regional Director’s comments, the Board shall incorporate the Regional Director’s comments, if any, and adopt and implement the Revised Business Plan. The Board shall send a copy of the final Revised Business Plan to the Regional Director within five (5) days of Board approval.
(c) Once the Board has adopted the Revised Business Plan, the Association must operate within the parameters of its Revised Business Plan. Any proposed material deviations from or changes to the Revised Business Plan must be submitted for the prior, written approval of the Regional Director and be submitted at least sixty (60) days before a proposed change is implemented.
(d) On a quarterly basis, beginning with the first quarter ending September 30, 2009, the Association shall compare projected operating results contained within the Revised Business Plan to actual results (Business Plan Variance Analysis Report).
(e) The Board shall review the Business Plan Variance Analysis Report each quarter and conduct a thorough and diligent review and assessment of the Association’s implementation of and compliance with the approved Revised Business Plan. The

Board’s review of the Business Plan Variance Analysis Report and assessment of the Association’s compliance shall be fully documented in the appropriate Board meeting minutes. Within thirty (30) days of the close of each quarter, beginning with the quarter ending September 30, 2009, the Board shall provide the Regional Director with a copy of the Business Plan Variance Analysis Report required by this paragraph.
Loan Administration
9.	(a) Within ninety (90) days, the Board shall obtain an independent review of the staffing in the Association’s commercial and commercial real estate lending department, including collection, workout, and loss mitigation staffing levels and organizational structure, completed by a qualified, third party (Commercial Lending Review). The Commercial Lending Review shall address whether additional staff is necessary at the Association for safe and prudent commercial loan administration relative to the Association’s level of criticized assets. The Association’s engagement letter with the third party shall provide that the written report of the results of the Commercial Lending Review, whether in final or draft format (Commercial Lending Review Report), be simultaneously provided to both the Board and the Regional Director.
(b) Within forty-five (45) days of receipt of the final Commercial Lending Review Report, the Board shall consider the findings of the Commercial Lending Review and adopt and submit to the Regional Director for review and comment a plan for the Association to implement recommendations of the Commercial Lending Review Report (Implementation Plan).
(c) Within twenty (20) days of receipt of comments from the Regional Director regarding the submitted Implementation Plan, the Board shall incorporate any comments by the Regional Director and shall adopt and implement the Implementation Plan. The Board shall provide a copy of the final Implementation Plan to the Regional Director within five (5) days of Board approval.
Liquidity and Rate Sensitivity
10.	(a) By July 31, 2009, the Board shall review and revise the Association’s Liquidity Management Policy to address the comments and corrective actions in the ROE.
(b) By July 31, 2009, the Board shall ensure that the Association’s loan portfolio is stress-tested as described in the ROE and the results are incorporated in the Association’s rate sensitivity assessment.
Asset Growth
11.	Effective immediately, the Association is subject to and shall comply with the requirements and provisions of OTS Regulatory Bulletin 3b. Without the prior written approval of the Regional Director, the Association shall not increase its total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the quarter. The growth restrictions imposed by this paragraph shall begin with the Association’s total assets as of June 30, 2009 and remain in effect until the Regional Director reviews and approves the Association’s Revised Business Plan under paragraph 8 of this Order. Any growth in assets, including any growth proposed in the Business Plan, should consider:
a) The source, volatility and use of the funds that support asset growth;
b) Any increase in credit risk or interest rate risk as a result of growth; and
c) The effect of such growth on the Association’s capital.

Management Changes
12.	Effective immediately, the Association shall comply with the prior notification requirements for changes in directors and Senior Executive Officers set forth in 12 CFR Part 563, Subpart H.
Brokered Deposits
13.	The Association shall comply with the requirements of 12 CFR § 337.6(b)(2) and shall not, without obtaining the prior written approval of the Federal Deposit Insurance Corporation (FDIC) pursuant to 12 CFR § 337.6(c): (i) accept, renew or roll over any brokered deposit, as that term is defined at 12 CFR § 337.6(a)(2); or act as a deposit broker, as that term is defined at 12 CFR § 337.6(a)(5).
Severance and Indemnification Payments
14.	The Association shall not make any golden parachute payment[1] or any prohibited indemnification payment[2] unless, with respect to each such payment, the Association has complied with the requirements of 12 CFR Part 359 and, as to indemnification payments, 12 CFR § 545.121.
Employment Contracts and Compensation Arrangements
15.	Effective immediately, the Association shall not enter into, renew, extend or revise any contractual arrangement related to compensation or benefits with any director or Senior Executive Officer of the Association, unless it provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction. The notice to the Regional Director shall include a copy of the proposed employment contract or

[1]	The term “golden parachute payment” is defined at 12 CFR § 359.1(f).

[2]	The term “prohibited indemnification payment” is defined at 12 CFR § 359.1(I).

compensation arrangement, or a written description of the compensation arrangement to be offered to such officer or director, including all benefits and perquisites. The Board shall ensure that any contract, agreement, or arrangement submitted to OTS fully complies with the requirements of 12 CFR Part 359, 12 CFR §§ 563.39 and 563.161(b), and 12 CFR Part 570-Appendix A.
Third Party Contracts
16.	Effective immediately, the Association shall not enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of the Association[3] or outside the Association’s or subsidiary’s normal course of business unless, with respect to each such contract, the Association has: (i) provided OTS with a minimum of thirty (30) days prior written notice of such arrangement or contract; (ii) determined that the arrangement or contract complies with the standards and guidelines set forth in OTS Thrift Bulletin 82a; and (iii) received written notice of non-objection from the Regional Director.
Capital Distributions
17.	Effective immediately, the Association shall not declare or pay dividends or make any other capital distributions including the repurchase or redemption of capital stock, without receiving the prior written approval of the Regional Director. The Association’s written request for approval shall be submitted at least thirty (30) days prior to the anticipated date of the proposed dividend payment or distribution of capital.

[3]	A contract will be considered significant to the overall operation or financial condition of the Association where the annual contract amount equals or exceeds two percent (2%) of the Association’s total capital.

Transactions with Affiliates
18.	Effective immediately, the Association shall not engage in any new transaction with an affiliate unless, with respect to each such transaction, the Association has complied with the notice requirements set forth in 12 CFR § 563.41(c)(4), which shall include the information set forth in 12 CFR § 563.41(c)(3). The Board shall ensure that any transaction with an affiliate for which notice is submitted pursuant to this paragraph, complies with the requirements of 12 CFR § 563.41 and Regulation W, 12 CFR Part 223.
Effective Date, Incorporation of Stipulation
19.	This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.
Duration
20.	This Order shall remain in effect until terminated, modified or suspended, by written notice of such action by OTS, acting by and through its authorized representatives.
Time Calculations
21.	Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.
22.	The Regional Director may extend any of the deadlines set forth in the provisions of this Order upon written request by the Association that includes reasons in support for any such extension. Any OTS extension shall be made in writing.
Submissions and Notices
23.	All submissions, including progress reports, to OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.

24.	Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Order shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:
a.	To OTS:

Regional Director Office of Thrift Supervision One South Wacker Drive, Suite 2000 Chicago, Illinois 60606 Facsimile: (312) 917-5002

b.	To the Association:

Chairman of the Board AnchorBank, fsb 25 West Main Street Madison, Wisconsin 53703-3329 Facsimile: (608) 252-8783
No Violations Authorized
25.	Nothing in this Order or the Stipulation shall be construed as allowing the Association, its Board, officers or employees to violate any law, rule, or regulation.
     IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION
By:
Daniel T. McKee
Regional Director, Central Region

Date: See Effective Date on page 1